Exhibit 99.1

NEWS

401 Carlson Parkway • Suite 300 • Minnetonka, MN 55305 • (952) 258-4000  FAX (952) 258-4710
Visit Michael Foods, Inc. on the internet: www.michaelfoods.com

Contact:	Mark D. Witmer
Assistant Treasurer & Secretary
(952) 258-4906

For Immediate Release

MICHAEL FOODS REPORTS 2002 FINANCIAL RESULTS

MINNETONKA, February 20 — Michael Foods, Inc. today reported financial results for the quarterly and annual periods ended December 31, 2002.  Earnings before interest, taxes, depreciation and amortization (EBITDA, as defined in our senior credit facility) for the three months ended December 31, 2002 were $41.6 million, compared to $39.6 million in 2001’s fourth quarter, an increase of 5%. Net earnings for the three months ended December 31, 2002 were $9.6 million, compared to net earnings of $4.8 million in 2001, an increase of 98%.  Net sales for the three months ended December 31, 2002 were $306.0 million, compared to $291.3 million, an increase of 5%.

EBITDA for the year ended December 31, 2002 was $155.5 million compared to pro forma EBITDA of $145.8 million in 2001, an increase of 7%.  Net earnings for 2002 were $29.7 million, compared to pro forma net earnings of $4.2 million in 2001.  Net sales for 2002 were $1,168.2 million compared to pro forma net sales of $1,161.3 million in 2001, an increase of 1%.  Net sales for 2002’s fourth quarter and full-year were at record levels.  Pro forma 2001 information is derived by combining selected Company financial information with that of the Company’s predecessor for the first quarter of 2001.  We use EBITDA as a measurement of our financial results because we believe it is indicative of the relevant strength of our cash flows and because it is a key measurement contained in the financial covenants of our senior indebtedness.

Commenting on the quarterly results, Chairman, President and Chief Executive Officer Gregg A. Ostrander said, “Our largest division, Egg Products, saw higher net sales and EBITDA in the fourth quarter, resulting, in part, from the impacts of an acquisition made last summer and very favorable results from our Better ‘n Eggs™ retail brand and our precooked products line.  The Refrigerated Distribution Division had a sharp rise in quarterly EBITDA.  A solid increase in distributed products unit sales, combined with more normalized cheese market conditions, paced this increase.  The Dairy Division’s EBITDA declined due to less favorable margins for certain products, related to ingredient cost swings, and because of a difficult comparison to 2001’s outstanding fourth quarter.  Potato Products’ EBITDA in the fourth quarter was affected by a poor quality 2002 Midwest potato crop, which increased our production costs.”

Regarding 2002 results, Ostrander added, “We had a very good 2002.  While sales growth was constrained due to deflationary pressures in dairy-related markets, our EBITDA growth of 7% exceeded our expectations.  Each of our four divisions experienced EBITDA growth for the year.  Our corporate cornerstone - value-added egg products - performed well last year, with excellent growth seen in sales and earnings from Better ‘n Eggs™ and precooked products.  Also, the growth of Refrigerated Distribution EBITDA in 2002 was very gratifying, given our cheese margin challenges of the first half of the year and given the lackluster grocery retailing environment which has prevailed for several quarters.  Further, we saw growth of over 15% in our Simply Potatoes™ brand, which continued to drive the overall performance of our Potato Products Division.”

Ostrander concluded, “We continued to generate substantial free cash flow last year.  This allowed us to make a significant international egg products acquisition last summer and we continued to pay-down debt.  Between scheduled and voluntary bank debt payments, we have pared approximately $102 million of debt from our balance sheet since going private less than two years ago.  For 2003, we are optimistic about our business prospects and expect to continue to generate strong cash flows.”

Unaudited segment data follows (in thousands):

	Egg Products	Refrigerated Distribution	Dairy Products	Potato Products	Corporate	Total
Quarter ended Dec. 31, 2002:
External net sales	$174,806	$68,971	$42,851	$19,396	N/A	$306,024
EBITDA*	29,326	6,000	3,241	4,447	(1,399)	41,615

Quarter ended Dec. 31, 2001:
External net sales	$156,408	$73,372	$43,844	$17,684	N/A	$291,308
EBITDA*	28,116	3,234	4,274	4,780	(845)	39,559

Year ended Dec. 31, 2002:
External net sales	$657,824	$247,588	$190,578	$72,170	N/A	$1,168,160
EBITDA*	115,358	15,852	14,544	15,490	(5,757)	155,487

Year ended Dec. 31, 2001 (a):
External net sales	$645,853	$262,680	$185,882	$66,854	N/A	$1,161,269
EBITDA*	111,865	10,915	13,065	14,393	(4,485)	145,753

* as defined in our senior credit facility

(a)  The year ended December 31, 2001 is presented on a pro forma basis.  The pro forma amounts include external net sales and EBITDA of the Company’s predecessor for the three month period ended March 31, 2001 (pre-merger) combined with the same data for the Company for the period subsequent to the merger date, effective April 1, 2001.

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, specialty dairy products and refrigerated potato products.  Principal subsidiaries include M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company, Kohler Mix Specialties, Inc. and Northern Star Co.

Consolidated statements of earnings follow:

Michael Foods, Inc.

Consolidated Statements of Earnings

For the Three Months Ended December 31,

(000’s, unaudited)

	2002	2001
Net sales	$306,024	$291,308
Cost of sales	250,694	240,717
Gross profit	55,330	50,591
Selling, general & administrative expenses	27,788	27,124
Operating profit	27,542	23,467
Interest expense, net	12,339	12,678
Earnings before income taxes	15,203	10,789
Income tax expense	5,583	5,940
NET EARNINGS	$9,620	$4,849
Depreciation & amortization	$13,366	$15,332
EBITDA, as defined in our senior credit facility	$41,615	$39,559

Selected Balance Sheet Information:	December 31, 2002	December 31, 2001
Cash and equivalents	$20,572	$27,660
Accrued interest	9,336	10,619
Total debt, including current maturities	511,389	553,094

Certain items in this release may be forward-looking statements, which are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, changes in domestic and international economic conditions. Risks and uncertainties also include how the Company’s cash management activities, and those of its customers and suppliers, along with the Company’s growth plans, affect working capital components.  Also, the Company  faces normal, and at times notable, variances in the supply of, and demand for, eggs, grain feed inputs, and butterfat-related products, which can result in pricing and profit margin volatility for certain egg products, and cheese, butter and other dairy items.  As a result, the Company’s actual financial results could differ materially from the results estimated by, forecasted by, or implied by the Company in such forward-looking statements.

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02-20-03